UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTION, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
September 14, 2001

MANUFACTURERS’ SERVICES LIMITED
(Exact name of registrant as specified in charter)

DELAWARE	001-15883	04-3258036
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 BAKER AVENUE, CONCORD, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (978) 287-5630

NOT APPLICABLE
(Former name or former address, if changed since last report.)

ITEM 9.  REGULATION FD DISCLOSURE

             In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

             On September 14, 2001, the Company amended its Supply Agreement (the “Agreement”) with 3Com.  The amendment permits the Company to reduce a significant amount of the cost base it has been maintaining to support its capacity requirements for 3Com, reduces correspondingly the amount of 3Com’s minimum guaranteed purchase commitments and provides for MSL to continue manufacturing products for 3Com at MSL’s Mt. Prospect Illinois site at a level equal to 3Com’s current demand.  The amendment, which does not materially alter the contribution of the Agreement to MSL’s earnings, shortens the term of the Agreement to June 30, 2002 and accelerates the receipt of payments by MSL.  In connection with this amendment, MSL is reducing its workforce at Mt. Prospect by approximately 60%

             In connection with the downsizing at Mt. Prospect, MSL anticipates that it will record a restructuring charge in the range of $10 million to $15 million in the quarter ending September 30, 2001.  Of this amount, approximately $10.6 million will be cash and the remainder will be non-cash charges

             MSL reconfirms the outlook for its revenue and cash EPS performance for its quarter ended September 30, 2001 set forth in its press release dated July 23, 2001.

             Statements contained in this Form 8-K which are not historical facts are forward-looking statements which involve risks and uncertainties.  Actual results could differ materially from those expressed in these forward looking statements as a result of a number of important factors.  These factors include systems failures, technological changes, volatility of securities markets, government regulations and economic conditions, changes in customer demands, competition in the areas in which the company conducts its operations as well as the risks described in the Company’s most recent Quarterly Report on Form 10Q filed with the Securities and Exchange Commission.  The forward-looking statements made in this Report represent the Company’s estimates as of the date of this Report and the Company assumes no obligation to update these forward-looking statements even if subsequent events cause the Company’s estimates to change.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

MANUFACTURERS' SERVICES LIMITED
(Registrant)
Date: September 14, 2001

By:	/s/ Albert A. Notini
Albert A. Notini
Executive Vice President and
Chief Financial Officer